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Golfsmith Announces Second Quarter 2007 Results

AUSTIN, Texas — August 7, 2007 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced its financial results for the second quarter of 2007, ended June 30, 2007.

Second Quarter Results

The company reported net revenues of $125.0 million for the second quarter compared with net revenues of $114.1 million for the second quarter of fiscal 2006. The increase of 9.5 percent was due to net revenues from 15 non-comparable retail stores that were opened subsequent to July 1, 2006. This increase was partially offset by a 4.8 percent decrease in net revenues from its direct channel and a 4.7 percent decrease in comparable store sales.

Comparable store sales for the quarter were impacted by the continuation of heightened levels of competition in the Dallas and Atlanta markets, and declining sales in the clubmaking business. Furthermore, golf rounds played in the United States, a leading indicator of golf participation tracked by the National Golf Foundation, declined 1.1 percent year-over-year in the second quarter despite growth in May and June.

The company reported income from operations of $7.7 million in the second quarter compared with $6.5 million for the second quarter of fiscal 2006. Gross margins and operating income continued to be pressured by a higher sales mix of lower margin products and a decline in sales in the higher margin clubmaking business. The company’s operating results were also largely affected by increased selling, general and administrative expenses associated with 15 new stores opened since July 1, 2006, eight of which opened during the second quarter of 2007. Selling, general and administrative expenses also included increased corporate support costs related to the growth of the business as a public-equity company.

The company also reported net income of $6.8 million in the second quarter, or earnings per diluted share of $0.43, based on 15.8 million fully diluted weighted average shares outstanding. This compares with a net loss of $7.9 million, or a loss per diluted share of $0.73, based on 10.8 million fully diluted weighted average shares outstanding in the three months ended July 1, 2006.

The second quarter of fiscal year 2006 included certain charges incurred by the company concurrent with its initial public offering (“IPO”) on June 20, 2006. The charges included $12.8 million related to the extinguishment of the company’s long-term debt that was retired with proceeds raised in its IPO and $3.0 million of expenses related to the termination of a management consulting agreement with First Atlantic Capital, Ltd., partially offset by $1.0 million of derivative income associated with the IPO. Additionally, the company recorded a non-cash, stock-based compensation expense of $0.4 million during the second quarter of 2006. Excluding these charges, net income for the second quarter of 2006 was $7.2 million or $0.64 per diluted share.

“The second quarter was a good quarter overall for Golfsmith’s business. We drove revenues by opening eight stores that incorporate our core activity-based store format and by increasing sales in certain key categories, such as apparel, tennis and electronic accessories,” said Jim Thompson, chief executive officer and president of Golfsmith. “We closely managed our operations and remained flexible in the way we ran our business in this highly competitive and promotional environment.”

Year-to-Date Results

For the six-month period ended June 30, 2007, Golfsmith reported net revenues of $202.7 million compared with net revenues of $188.9 million for the six-month period ended July 1, 2006. The increase of 7.3 percent was due to net revenues from 15 non-comparable retail stores that were opened subsequent to July 1, 2006. This increase was partially offset by a 6.8 percent decrease in net revenues from its direct channel and a 5.1 percent decrease in comparable store sales.

The company reported an operating income of $3.8 million for the six-months ended June 30, 2007, compared with an operating income of $8.4 million in the first six months of fiscal year 2006. Gross margins and operating income continued to be pressured by a higher sales mix of lower-margin products and a decline in sales in the higher margin clubmaking business. The company’s operating results were also largely affected by increased selling, general and administrative expenses associated with 15 stores opened since July, 1 2006.

The company also reported net income of $1.9 million, or earnings per diluted share of $0.12, based on 15.9 million fully diluted weighted average shares outstanding. This compares with a net loss of $8.8 million, or a loss per diluted share of $0.85, based on 10.3 million fully diluted weighted average shares outstanding in the six months ended July 1, 2006.

Results for the six months ended July 1, 2006, included certain charges incurred by the company concurrent with its IPO on June 20, 2006. Excluding these charges totaling $15.2 million and previously described in detail in the discussion of second quarter results, net income for the six months ended July 1, 2006, was $6.4 million or $0.59 per diluted share.

Outlook

Due to both the seasonality of the golf retail business, which can vary from year to year with weather and the timing and success of club introductions, and the company’s desire to manage the business in a fluid manner within the fiscal year, the company currently plans to only provide, and update as necessary, full-year guidance.

For the full year of fiscal 2007, the company is updating its previously reported outlook. The company expects comparable store sales of negative 3.0 percent to negative 2.0 percent and diluted earnings per share for the year to be between $0.30 and $0.35 based on fully diluted weighted average shares outstanding of 15.9 million. This lowers the high end of the previously provided earnings per share estimate for the year. Furthermore, the company now expects to open 13 stores in fiscal 2007. Three stores were opened in the first quarter, eight stores were opened in the second quarter and one store has been opened to-date in the third quarter. The company plans to open one store in the fourth quarter of fiscal 2007.

Conference Call Information

The company will host a conference call today at 4:30 p.m. (Eastern time) to discuss the second quarter 2007 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for seven days following the call by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 18805367.

About Golfsmith

Golfsmith International Holdings, Inc., (NASDAQ: GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 73 stores across the United States, through its Internet site at www.golfsmith.com and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to the Risk Factors set forth in Item 1A. Risk Factors in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.

The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Non-GAAP Financial Measurements

Golfsmith provides a non-GAAP measure of net income (loss) and net income (loss) per share in its earnings release. The presentation is intended to be a supplemental measure of performance and excludes: (i) charges related to the extinguishment of the company’s long-term debt; (ii) expenses related to the termination of a management consulting agreement; (iii) expenses related to the initial recognition of stock-based compensation in the second fiscal quarter ended July 1, 2006 for the modification of existing stock options to accelerate a portion of the respective grant’s vesting provisions and new stock option grants issued; and (iv) derivative income associated with the initial public offering. Golfsmith believes that excluding these items from the reported net loss represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

Golfsmith International Holdings, Inc.
Consolidated Balance Sheets
	June 30, 2007	December 30,
	(Unaudited)	2006
ASSETS
Current assets:
Cash and cash equivalents	$6,240,302	$1,801,631
Receivables, net	2,565,549	1,387,786
Inventories	102,498,684	88,174,797
Prepaid expenses and other current assets	11,433,720	9,938,863

Total current assets	122,738,255	101,303,077
Property and equipment:
Land and buildings	21,467,501	21,433,166
Equipment, furniture, fixture and autos	30,504,401	25,181,495
Leasehold improvements and construction in progress	35,341,592	30,663,227

	87,313,494	77,277,888
Less: accumulated depreciation	(25,107,990)	(21,203,855)

Net property and equipment	62,205,504	56,074,033
Goodwill	42,557,370	42,557,370
Tradename	11,158,000	11,158,000
Trademarks	14,064,189	14,064,189
Customer database, net	1,605,181	1,794,025
Debt issuance costs, net	473,187	533,088
Other long-term assets	412,875	435,568

Total assets	$255,214,561	$227,919,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,954,751	$51,944,778
Accrued expenses and other current liabilities	16,839,276	17,531,310
Line of credit	44,102,000	41,533,013

Total current liabilities	131,896,027	111,009,101
Deferred rent	10,577,374	6,799,142

Total liabilities	142,473,401	117,808,243
Total stockholders’ equity	112,741,160	110,111,107

Total liabilities and stockholders’ equity	$255,214,561	$227,919,350

Golfsmith International Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2005	2006	2005
Net revenues	$124,998,760	$114,138,315	$202,661,256	$188,948,611
Cost of products sold	80,556,095	72,437,031	132,135,365	121,444,970

Gross profit	44,442,665	41,701,284	70,525,891	67,503,641
Selling, general and administrative	35,612,535	34,163,217	64,964,435	57,865,696
Store pre-opening expenses	1,147,630	1,022,987	1,778,396	1,222,736

Total operating expenses	36,760,165	35,186,204	66,742,831	59,088,432

Operating income	7,682,500	6,515,080	3,783,060	8,415,209
Interest expense	(933,212)	(2,753,646)	(1,916,702)	(5,813,072)
Interest income	39,624	144,692	45,526	155,475
Other income	206,852	1,098,712	238,850	1,420,776
Other expense	(26,177)	(65,296)	(69,156)	(108,240)
Loss on debt extinguishment	–	(12,755,270)	–	(12,755,270)

Income (loss) before income taxes	6,969,587	(7,835,728)	2,081,578	(8,705,122)
Income tax benefit (expense)	(154,200)	(108,090)	(175,182)	(108,090)

Net income (loss)	$6,815,387	$(7,943,818)	$1,906,396	$(8,813,212)

Net income (loss) per share:
Basic	$0.43	$(0.73)	$0.12	$(0.85)
Diluted	$0.43	$(0.73)	$0.12	$(0.85)
Weighted average number of shares outstanding:
Basic	15,797,633	10,823,558	15,768,818	10,330,492
Diluted	15,830,810	10,823,558	15,872,254	10,330,492

Three and Six Months Ended July 1, 2006 Reconciliation

Proforma Net Income and Proforma Earnings Per Share Reconciliation

	Three Months Ended	Six Months Ended
	July 1, 2006	July 1, 2006
	(Unaudited)	(Unaudited)
Net income (loss) as reported	$(7,943,818)	$(8,813,212)
Non-GAAP adjustments:
Loss on debt extinguishment	12,775,270	12,775,270
Management fee termination expense	3,000,000	3,000,000
Stock-based compensation	438,304	438,304
Derivative income	(1,033,257)	(1,033,257)

Adjusted net income	$7,236,499	$6,367,105
Weighted Average number of shares outstanding:
Basic	10,823,558	10,330,492
Diluted	11,233,830	10,730,751
Net income (loss) per share:
Basic – non-GAAP	$0.67	$0.62
Diluted – non-GAAP	$0.64	$0.59